Exhibit 99.4
January 16, 2007
Statement by The Connecticut Water Company in Response to the DPUC’s Approval of a Phase-In of New Rates
          “We believe the DPUC reached a fair decision that balances the impacts of the increase on consumers with the company’s legitimate need to implement rates which reflect the cost of providing the service,” said Eric W. Thornburg, president and CEO of Connecticut Water. “At many of the public hearings that the DPUC held around the state, customers made it clear that they preferred a phase in of the rate increase and we are pleased the decision responds to that request.
          “We appreciate the hard work of the all the parties involved and the professional manner in which the process was conducted. We look forward to building on the Connecticut Water Company’s record of providing our 80,000 customers with quality water and service, through a reliable and safe distribution system in the most cost-efficient manner.” added Mr. Thornburg.
Rate Decision Summary
•	The decision includes a rate increase in two parts over a 15-month period.

•	The first phase is an overall increase of 14.5 percent effective January 1, 2007 and the second phase is a 6.8 percent increase over 2007 rates, effective April 1, 2008.

•	The Company agrees not to apply for a general rate increase that would become effective prior to January 1, 2010.

•	The amount of the increase and impact for individual customers varies by system, customer class and the customer’s water usage, based on current rates and the actual cost of serving them. Under the new rates, most customers’ bills will increase in the first phase by close to 15 percent, while some customers’ bills may actually see a slight decrease.

•	Customers using 18,000 gallons of water per quarter with the average increase would pay an additional $16 in their quarterly bill in the first phase, or approximately 18 cents per day.

•	The new rate applies to the portion of a customer’s water bill for service on or after January 1, 2007. With residential bills issued quarterly, the number of days at the new rate will vary in the first quarter.

•	Even with the new rates, a gallon of water still costs less than a penny a gallon.

•	The company will also have the ability in the second phase to recover up to $15.5 million for capital investments made in 2007, upon a determination by the DPUC that the investments were made in the best interests of customers.

•	The decision results in an increase of approximately $7.1 million in annual revenues in the first phase and an estimated $3.8 million of additional revenues in the second phase.

•	The rate adjustment allows the company to continue to make necessary infrastructure replacements and improvements, develop new sources of water supply to meet growing customer demand and maintain service levels expected by customers.

     Connecticut Water had filed an application with the DPUC on July 18, 2006, for a 30.2 percent overall rate increase. The request for a rate increase was made, in part, to recover the company’s costs of more than $130 million in infrastructure investments made to maintain water quality and enhance system security for more than 278,000 people in 41 Connecticut towns. Since its last rate increase in 1991, the company’s costs also have increased by 60 percent.

Contact:	Mary B. Ingarra, APR
Manager of Public Affairs
1-800-428-3985 x3014 / (860) 669-8630 x3014
mingarra@ctwater.com

Fact Specific to Crystal Division (Brooklyn, Killingly, Part of Plainfield and Thompson):
S	Customers in Connecticut Water’s Crystal Division using an average of 18,000 gallons of water per quarter would pay an additional $7 in their quarterly bill, or an additional 8 cents per day. Even with the new rates, a gallon of water still costs less than a penny a gallon.
Fact Specific to Gallup Division (Griswold and Part of Plainfield):
S	Customers in Connecticut Water’s Gallup Division using an average of 18,000 gallons of water per quarter will see their bills reduced by about $6 per quarter, or about 7 cents per day. The decrease is being applied to the Gallup Division customers’ bills because their rates have been historically higher than other company divisions.
Fact Specific to Brookside Division (Part of Plainfield)
S	Brookside Division customers who use an average of 18,000 gallons of water per quarter will see their bills decrease by about $21 per quarter, or by 23 cents per day. The decrease is being applied to Brookside Division customers’ bills because their rates have been historically higher than other company divisions.

Fact Specific to Unionville (Farmington and Avon):
S	Customers in Connecticut Water’s Unionville Division using an average of 18,000 gallons of water per quarter would see their quarterly bills reduced by about $1.25 per quarter, or about one cent per day. The new base rate incorporates what was previously approved as a 30 percent surcharge for the operating costs and the financing of an interconnection with the Metropolitan District Commission (MDC). The interconnection was necessary to provide additional supply to the system and alleviate recurring seasonal water shortages.

Connecticut Water
Company
Divisions	Towns Served by Region
Connecticut Water 241,000 people served

Shoreline Region	Chester, Clinton, Deep River, Essex, Griswold, Guilford, Madison, Stonington (Masons Island), Old Lyme, Old Saybrook, Voluntown, Westbrook

Northern Region	Bolton, Coventry, East Granby, East Windsor, Ellington, Enfield, Somers, South Windsor, Stafford, Suffield, Tolland, Vernon, Windsor Locks

Naugatuck Region	Avon, Beacon Falls, Bethany, Burlington, Canton, Middlebury. Naugatuck, Plymouth, Prospect, Thomaston, Waterbury

Crystal Water 17,000 people served	Brooklyn, Griswold, Killingly, Plainfield, Thompson

Unionville Water 20,000 people served	Avon, Farmington